As filed with the Securities and Exchange Commission on September 25, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THIRD COAST BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	46-2135597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

20202 Highway 59 North, Suite 190

Humble, Texas 77338

(281) 446-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bart O. Caraway

Chairman, President and Chief Executive Officer

20202 Highway 59 North, Suite 190

Humble, Texas 77338

(281) 446-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201

(214) 855-8000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated September 25, 2024

Prospectus

69,400 Shares of Series A Convertible Non-Cumulative Preferred Stock

Warrants to Purchase up to 175,000 Shares of Common Stock (or up to 3,937 Shares of Series B Convertible Perpetual Preferred Stock or up to 175,000 Shares of Non-Voting Common Stock)

Up to 3,259,445 Shares of Common Stock Issuable Upon Conversion of Shares of Series A Convertible Non-Cumulative Preferred Stock, Series B Convertible Perpetual Preferred Stock, or Non-Voting Common Stock or Upon Exercise of Warrants

Up to 3,259,445 Shares of Non-Voting Common Stock Issuable Upon Conversion of Shares of Series A Convertible Non-Cumulative Preferred Stock or Upon Exercise of Warrants

Up to 69,400 Shares of Series B Convertible Perpetual Preferred Stock Issuable Upon Conversion of Shares of Series A Convertible Non-Cumulative Preferred Stock or Upon Exercise of Warrants

This prospectus relates to the resale from time to time by the securityholders named in this prospectus (the “Selling Securityholders”) of the securities listed below (collectively, the “Securities”):

•	69,400 shares of our Series A Convertible Non-Cumulative Preferred Stock, par value $1.00 per share (“Series A Preferred Stock”);

•

Warrants to purchase up to 175,000 shares of our common stock, par value $1.00 per share (“common stock”) (or, at the election of the warrant holder in accordance with the terms of the warrant agreement, up to 3,937 shares of our Series B Convertible Perpetual Preferred Stock, par value $1.00 per share (“Series B Preferred Stock”), or up to 175,000 shares of our non-voting common stock, par value $1.00 per share (“Non-Voting Common Stock”)) at an exercise price equal to $22.50 per share (collectively, the “Warrants”);

•	Up to 3,259,445 shares of our common stock issuable upon conversion of shares of Series A Preferred Stock, Series B Preferred Stock, or Non-Voting Common Stock or upon exercise of the Warrants;

•	Up to 3,259,445 shares of Non-Voting Common Stock issuable upon conversion of shares of Series A Preferred Stock or upon exercise of the Warrants; and

•	Up to 69,400 Shares of Series B Preferred Stock issuable upon conversion of shares of Series A Preferred Stock or upon exercise of the Warrants.

We issued and sold 69,400 shares of Series A Preferred Stock and the Warrants in the Private Placement (as defined in the section entitled “Selling Securityholders” on page 8 of this prospectus). We are registering the resale of the Securities pursuant to agreements we entered into with the Selling Securityholders in the Private Placement. The Selling Securityholders may offer and sell the Securities in public or private transactions, or both. These sales may occur at fixed prices, at prices related to prevailing market prices, or at negotiated prices, or, in the case of sales of our common stock, at market prices prevailing at the time of sale. While there is no established public trading market for the Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock or Warrants, we believe the actual offering price in sales of the Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock or Warrants by the Selling Securityholders will be derived from the prevailing market price of our common stock at the time of any such sale. For more information, please see the section entitled “Plan of Distribution” on page 22 of this prospectus.

The Selling Securityholders may sell all or a portion of the Securities through underwriters, broker-dealers, or agents, who may receive compensation in the form of underwriting discounts, concessions, or commissions from the Selling Securityholders, the purchasers of the Securities, or both. See “Plan of Distribution” for a more complete description of the ways in which the Securities may be sold. The names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any over-allotment option and any applicable underwriting discounts, concessions, and commissions will be set forth in a supplement to this prospectus.

We will not receive any proceeds from the sale of the Securities by the Selling Securityholders. We will, however, receive cash proceeds equal to the total exercise price of any Warrants that are exercised for cash but will receive no cash if and to the extent that Warrants are exercised pursuant to the net, or “cashless,” exercise feature of the Warrants.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “TCBX.” On September 24, 2024, the closing price of our common stock on the Nasdaq Global Select Market was $26.11. The Non-Voting Common Stock, Series A Preferred Stock, Series B Preferred Stock and Warrants are not listed on any exchange, and we do not intend to list the Non-Voting Common Stock, Series A Preferred Stock, Series B Preferred Stock or Warrants on any exchange.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.

The address of our principal executive offices is 20202 Highway 59 North, Suite 190, Humble, Texas 77338. Our phone number is (281) 446-7000.

Investing in our securities involves risks. You should carefully consider the risk factors beginning on page 2 of this prospectus and in Item 1.A. Risk Factors in the Company’s most recent Annual Report on Form 10-K and the other filings the Company makes with the Securities and Exchange Commission from time to time before you make an investment in our securities.

The Securities are not savings accounts, deposits or other obligations of a bank or savings institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is    , 2024

ABOUT THIS PROSPECTUS

This prospectus is filed in conjunction with a registration statement that we filed with the Securities and Exchange Commission, or the SEC. Under this registration process, the Selling Securityholders may from time to time offer and sell or otherwise dispose of the Securities covered by this prospectus. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus.

This prospectus and the documents incorporated by reference into this prospectus include important information about us, the Securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or Securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the headings “Available Information” and “Incorporation of Certain Information by Reference” in this prospectus.

You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not, and the Selling Securityholders have not, authorized anyone to make any representation or provide any different information to you other than those contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Available Information.”

Unless otherwise indicated, all references in this prospectus to “Third Coast,” the “Company,” “we,” “us,” and “our” mean Third Coast Bancshares, Inc., a Texas corporation, and its consolidated subsidiaries, references in this prospectus to the “Bank” mean Third Coast Bank, a Texas banking association and our wholly owned bank subsidiary, and references in this prospectus to “TCCC” mean Third Coast Commercial Capital, Inc., a Texas corporation and wholly owned subsidiary of the Bank.

RISK FACTORS

Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included in or incorporated by reference into this prospectus and any prospectus supplement, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed subsequent to the Annual Report on Form 10-K, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For more information, see the section entitled “Available Information.” These risks, and additional risks not known to us or that we currently believe are immaterial, could materially and adversely affect our business, operating results, cash flows and financial condition and could result in a partial or complete loss of your investment.

THIRD COAST BANCSHARES, INC.

We are a bank holding company headquartered in Humble, Texas and operate through our wholly owned subsidiary, the Bank, and the Bank’s wholly owned subsidiary, TCCC. We focus on providing commercial banking solutions to small and medium-sized businesses and professionals with operations in our markets. Our market expertise, coupled with a deep understanding of our customers’ needs, allows us to deliver tailored financial products and services. We currently operate nineteen branches, with ten branches in the Greater Houston market, three branches in the Dallas-Fort Worth market, five branches in the Austin-San Antonio market, and one branch in Detroit, Texas. As of June 30, 2024, we had, on a consolidated basis, total assets of $4.47 billion, total loans of $3.76 billion, total deposits of $3.86 billion and total shareholders’ equity of $435.0 million.

Our principal executive offices are located at 20202 Highway 59 North, Suite 190, Humble, Texas 77338. Our phone number is (281) 446-7000 and our website address is www.thirdcoast.bank. Information contained on our website does not constitute part of this prospectus or any prospectus supplement.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov.

Our Internet website address is www.thirdcoast.bank. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus or any prospectus supplement.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the Securities that may be offered under this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. For further information about us and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly, and current reports and proxy statements.

We furnish holders of our common stock with annual reports containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in our securities, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference into this prospectus (1) the documents listed below, (2) any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act following the date of this prospectus and prior to the termination of the offering covered by this prospectus and any prospectus supplement, and (3) any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement, in each case other than information furnished to the SEC (including information furnished under Items 2.02 or 7.01 of Form 8-K and any corresponding information furnished with respect to such Items under Item 9.01 or as an exhibit), which is not deemed filed under the Exchange Act and is not incorporated in this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 7, 2024;

•

the portions of our Definitive Proxy Statement on Schedule 14A for the 2024 Annual Meeting of Shareholders filed with the SEC on April  25, 2024, that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024 and June 30, 2024, filed with the SEC on May 7, 2024 and August 8, 2024, respectively;

•	our Current Reports on Form 8-K, filed with the SEC on March 4, 2024, March 15, 2024, March 21, 2024, April 24, 2024, May 30, 2024, June 20, 2024 and September 19, 2024; and

•

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on November 5, 2021, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to:

Third Coast Bancshares, Inc.

20202 Highway 59 North, Suite 190

Humble, Texas 77338

(281) 446-7000

Attention: Investor Relations

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated into this prospectus by reference include forward-looking statements within the meaning of sections 27A of the Securities Act and 21E of the Exchange Act. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements can be identified by the use of forward looking terminology including “may,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “should” or other similar words.

Forward-looking statements are not guarantees of performance. We have based these statements on our assumptions and analyses in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. No assurance can be given that these assumptions are accurate. Moreover, these statements are subject to a number of risks and uncertainties. Important factors that could cause our actual results to differ materially from the expectations reflected in our forward-looking statements include those described under “Risk Factors” in Item 1A and elsewhere in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed subsequent to the Annual Report on Form 10-K, and, among others, interest rate risk and fluctuations in interest rates, market conditions and economic trends generally and in the banking industry, our ability to maintain important deposit relationships, our ability to grow or maintain our deposit base, our ability to implement our expansion strategy, our geographic concentration in the Greater Houston market, Dallas-Fort Worth market, and Austin-San Antonio market, changes in the economy affecting real estate values and liquidity, changes in value of the collateral securing our loans, credit risk associated with our business, credit risks associated with our real estate and construction lending, the adequacy of our allowance for credit losses, the amount of nonperforming and classified assets that we hold, our borrowers’ ability to repay loans, the risk of fraud related to our asset-based lending and commercial finance products, additional debt or future issuances of new debt securities or preferred stock, our ability to raise additional capital in the future, changes in key management personnel, the accuracy of the valuation techniques we use in evaluating collateral, competition from financial services companies and other companies that offer banking services, systems failures, fraudulent activity, interruptions or data breaches involving our information technology and communications systems of third parties, natural disasters and other catastrophes, changes in the laws, rules, regulations, interpretations or policies relating to financial institution, accounting, tax, trade, monetary and fiscal matters, the rise of Artificial Intelligence as a commonly used resource in banking, monetary policies and regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the sustainment of an active, liquid market for our common stock, and fluctuations in the market price of our common stock.

Other factors described herein, or factors that are unknown or unpredictable, could also have a material adverse effect on future results.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. In light of these risks, uncertainties and assumptions, the events anticipated by our forward-looking statements may not occur, and you should not place any undue reliance on any of our forward-looking statements. Our forward-looking statements speak only as of the date made, and we undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will receive no proceeds from Securities sold by the Selling Securityholders. A portion of the shares of common stock, Series B Preferred Stock, and Non-Voting Common Stock covered by this prospectus are issuable upon exercise of Warrants issued to certain of the Selling Securityholders. The exercise price of the outstanding Warrants is $22.50 per share. Any exercise of the Warrants may be on a cashless basis, in which case we would not receive any cash payment upon exercise. However, the Warrants may also be exercised by the holder paying us the exercise price in cash. To the extent we receive proceeds from any cash exercise of the Warrants, we may use such proceeds for general corporate purposes or may contribute a portion of the proceeds to the Bank.

SELLING SECURITYHOLDERS

On September 30, 2022, pursuant to the terms of an investment agreement, dated September 8, 2022, by and among the Company and the Selling Securityholders (as amended, the “Investment Agreement”), we completed a private placement (the “Private Placement”) in which we issued an aggregate of 69,400 shares of Series A Preferred Stock to the Selling Securityholders and Warrants to purchase an aggregate of 175,000 shares of our common stock (or, at the election of the warrant holder in accordance with the terms of the warrant agreement, Series B Preferred Stock or Non-Voting Common Stock) at an exercise price equal to $22.50 per share to certain of the Selling Securityholders. The securities sold in the Private Placement were issued without registration under the Securities Act in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder as securities offered and sold only to accredited investors (as defined in Rule 501(a) of Regulation D under the Securities Act) in a transaction not involving any public offering. We are registering the Securities offered by this prospectus on behalf of the Selling Securityholders.

The Selling Securityholders may from time to time offer and sell pursuant to this prospectus any or all of the Securities listed below that have been issued to them, and any or all of the Securities issuable upon conversion of shares of Series A Preferred Stock, Series B Preferred Stock or Non-Voting Common Stock or upon exercise of the Warrants.

The table below sets forth the name of the Selling Securityholders, the number of Warrants beneficially owned by each such Selling Securityholder as of September 17, 2024, the number of shares of Series A Preferred Stock beneficially owned by each such Selling Securityholder as of September 17, 2024 and the number of shares of our common stock beneficially owned by each such Selling Securityholder as of September 17, 2024. As described in “Description of Securities to be Registered” below, under certain circumstances and in lieu of common stock, the Series A Preferred Stock is convertible into shares of Series B Preferred Stock or Non-Voting Common Stock and the Warrants may be exercised to purchase shares of Series B Preferred Stock or Non-Voting Common Stock. As of September 17, 2024, the Selling Securityholders did not hold any shares of Series B Preferred Stock or Non-Voting Common Stock.

In the table below, the number of shares of common stock that may be offered pursuant to this prospectus is calculated based on (i) a conversion rate of Series A Preferred Stock to common stock equal to the liquidation preference of the Series A Preferred Stock of $1,000 per share divided by the conversion price of $22.50 and (ii) an exercise price for the Warrants of $22.50 per share. The conversion price and exercise price are subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the Warrants and beneficially owned and offered by the Selling Securityholders pursuant to this prospectus may increase or decrease from that set forth in the below table. In addition, the ability of the Selling Securityholders to convert the Series A Preferred Stock into common stock and exercise the Warrants to purchase common stock is subject to certain limitations as described in “Description of Securities to be Registered” below.

The information set forth below is based on information provided by or on behalf of the Selling Securityholders prior to the date hereof. Information concerning the Selling Securityholders may change from time to time. The Selling Securityholders may from time to time offer and sell any or all of the Securities under this prospectus. Because the Selling Securityholders are not obligated to sell the offered securities, we cannot state with certainty the amount of our Securities that the Selling Securityholders will hold upon consummation of any such sales. In addition, since the date on which the Selling Securityholders provided this information to us, such Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of the offered Securities.

For more information relating to our relationship with the Selling Securityholders, see “Other Material Relationships with the Selling Securityholders.”

	Warrants			Shares of Series A Preferred Stock				Shares of Common Stock
Name of Selling Securityholder	Warrants with the following number of underlying shares beneficially owned prior to offering	Warrants with the following number of underlying shares registered for sale hereby	Warrants with the following number of underlying shares owned after this offering(1)	Number of shares of preferred stock beneficially owned prior to offering	Maximum number of shares of preferred stock registered for sale hereby	Number of shares of preferred stock owned after this offering(1)	Percentage of preferred stock beneficially owned after offering(1)	Number of shares of common stock beneficially owned prior to offering		Maximum number of shares of common stock registered for sale hereby	Number of shares of common stock beneficially owned after offering(1)	Percentage of common stock beneficially owned after offering(2)
Castle Creek Capital Partners VIII, LP	119,000	119,000	—	30,000	30,000	—	—	1,452,333	(3)	1,452,333	—	—
Castle Creek Capital Partners VIII Co- Investment Fund A, LP	—	—	—	5,750	5,750	—	—	255,556	(4)	255,556	—	—
Strategic Value Opportunities LP	28,525	28,525	—	14,100	14,100	—	—	655,192	(5)	655,192	—	—
AB Financial Services Opportunities Master Fund L.P.	13,200	13,200	—	6,000	6,000	—	—	606,634	(6)	279,867	326,767	2.4%
Commerce Street Financial Partners II, LP	9,275	9,275	—	6,000	6,000	—	—	275,942	(7)	275,942	—	—
EJF Financial Services Fund LP	5,000	5,000	—	4,000	4,000	—	—	182,778	(8)	182,778	—	—
Emerald Financial Services Private Equity Fund I, LP	—	—	—	900	900	—	—	40,000	(9)	40,000	—	—
R. John McWhorter	—	—	—	1,000	1,000	—	—	327,992	(10)	44,444	283,548	2.1%
The Stunja Family Trust	—	—	—	1,500	1,500	—	—	195,691	(11)	66,667	129,024	*
Martin Basaldua	—	—	—	50	50	—	—	106,138	(12)	2,222	103,916	*
David Phelps	—	—	—	100	100	—	—	18,233	(13)	4,444	13,789	*

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.
(1)	Assumes the sale of all Warrants and all shares of Series A Preferred Stock and common stock offered pursuant to this prospectus.
(2)	Calculated based on Rule 13d-3 under the Exchange Act, based on 13,666,794 shares of our common stock issued and outstanding as of September 17, 2024.
(3)

Consists of (i) 1,333,333 shares of common stock issuable upon conversion of 30,000 shares of Series A Preferred Stock and (ii) 119,000 shares of common stock issuable upon exercise of Warrants. Does not include 383,152 shares of common stock owned by Castle Creek Capital Partners VII, LP, an affiliate of Castle Creek Capital Partners VIII, LP.

(4)

Consists of 255,556 shares of common stock issuable upon conversion of 5,750 shares of Series A Preferred Stock. Does not include 383,152 shares of common stock owned by Castle Creek Capital Partners VII, LP, an affiliate of Castle Creek Capital Partners VIII Co-Investment Fund A, LP.

(5)	Consists of (i) 626,667 shares of common stock issuable upon conversion of 14,100 shares of Series A Preferred Stock and (ii) 28,525 shares of common stock issuable upon exercise of Warrants.
(6)

Consists of (i) 266,667 shares of common stock issuable upon conversion of 6,000 shares of Series A Preferred Stock, (ii) 13,200 shares of common stock issuable upon exercise of Warrants and (iii) 326,767 shares of common stock owned by AB Financial Services Opportunities Master Fund L.P. and not registered for sale hereby.

(7)	Consists of (i) 266,667 shares of common stock issuable upon conversion of 6,000 shares of Series A Preferred Stock and (ii) 9,275 shares of common stock issuable upon exercise of Warrants.
(8)	Consists of (i) 177,778 shares of common stock issuable upon conversion of 4,000 shares of Series A Preferred Stock and (ii) 5,000 shares of common stock issuable upon exercise of Warrants.
(9)	Consists of 40,000 shares of common stock issuable upon conversion of 900 shares of Series A Preferred Stock.
(10)

Consists of (i) 44,444 shares of common stock issuable upon conversion of 1,000 shares of Series A Preferred Stock and (ii) the following securities, which are not registered for sale hereby: (A) 95,099 shares of common stock held by Mr. McWhorter individually; (B) 55,538 shares of common stock held by Mr. McWhorter’s individual retirement account; (C) 94,681 shares of common stock held by Richard and Amy McWhorter Management Trust of which Mr. McWhorter serves as the trustee; (D) options to purchase 15,000 shares of common stock; (E) 3,448 shares of common stock held by the Company’s employee stock ownership plan (“ESOP”) and allocated to Mr. McWhorter’s account; (F) 2,251 shares of restricted stock held by Mr. McWhorter individually, which will vest in full on November 8, 2024; (G) 2,000 shares of restricted stock held by Mr. McWhorter individually, which will vest in equal increments on an annual basis over a two-year period beginning February 1, 2025; (H) 2,107 shares of restricted stock held by Mr. McWhorter individually, which will vest in equal increments on an annual basis over a two-year period beginning on March 15, 2025; and (I) 13,424 shares of restricted stock held by Mr. McWhorter individually, which will vest in equal increments on an annual basis over a three-year period beginning on March 15, 2025. Mr. McWhorter has the right to direct the ESOP trustee to vote the shares owned by the

Company’s ESOP and allocated to his account on all matters requiring the vote of our shareholders and as a ESOP participant, Mr. McWhorter may be deemed the beneficial owner of such shares.
(11)

Consists of (i) 66,667 shares of common stock issuable upon conversion of 1,500 shares of Series A Preferred Stock and (ii) 129,024 shares of common stock owned by The Stunja Family Trust and not registered for sale hereby. Does not include the following securities held individually by Joseph L. Stunja, the trustee of The Stunja Family Trust: (i) 10,232 shares of common stock; (ii) options to purchase 14,750 shares of common stock; (iii) 632 shares of restricted stock, which will vest in full on March 15, 2025; and (iv) 962 shares of restricted stock, which will vest in full on May 30, 2025.

(12)

Consists of (i) 2,222 shares of common stock issuable upon conversion of 50 shares of Series A Preferred Stock and (ii) the following securities, which are not registered for sale hereby: (A) 36,248 shares of common stock held by Pinnacle Executive Services LLC over which Dr. Basaldua has shared voting and investment control and which may be deemed beneficially owned by Dr. Basaldua; (B) 13,799 shares of common stock held by Dr. Basaldua individually; (C) 37,525 shares of common stock held by Dr. Basaldua’s individual retirement account; (D) options to purchase 14,750 shares of common stock; (E) 632 shares of restricted stock held by Dr. Basaldua individually, which will vest in full on March 15, 2025; and (F) 962 shares of restricted stock held by Dr. Basaldua individually, which will vest in full on May 30, 2025.

(13)

Consists of (i) 4,444 shares of common stock issuable upon conversion of 100 shares of Series A Preferred Stock and (ii) the following securities, which are not registered for sale hereby: (A) 6,195 shares of common stock held by Mr. Phelps individually; (B) options to purchase 6,000 shares of common stock; (C) 632 shares of restricted stock held by Mr. Phelps individually, which will vest in full on March 15, 2025, and (D) 962 shares of restricted stock held by Mr. Phelps individually, which will vest in full on May 30, 2025.

Other Material Relationships with the Selling Securityholders

Castle Creek Letter Agreement

In connection with the closing of the Private Placement, the Company entered into a letter agreement (the “Castle Creek Letter Agreement”) with Castle Creek Capital Partners VIII, LP (“Castle Creek”), which provides Castle Creek with certain board representative, board observer, preemptive, information and other rights. Pursuant to the Castle Creek Letter Agreement, Castle Creek is entitled to have one representative appointed to the Company’s board of directors and the Bank’s board of directors for so long as Castle Creek, together with its respective affiliates, owns, in the aggregate, 4.9% or more of all of the outstanding shares of our common stock on an as converted basis. On October 20, 2022, we appointed Tony Scavuzzo as a Class A director of the Company and a director of the Bank to serve as the Castle Creek director representative pursuant to the Castle Creek Letter Agreement.

If Castle Creek, together with its respective affiliates, owns, in the aggregate, 4.9% or more of all of the outstanding shares of our common stock on an as converted basis and does not have a board representative on the Company’s board of directors or the Bank’s board of directors, respectively, the Company or the Bank, as applicable, will invite a person designated by Castle Creek to attend meetings of the Company’s and the Bank’s board of directors as an observer.

So long as Castle Creek, together with its respective affiliates, owns, in the aggregate, 4.9% or more of all of the outstanding shares of our common stock on an as converted basis, if we make any public or nonpublic offering or sale of any equity (including common stock, preferred stock or restricted stock), or any securities, options or debt that is convertible or exchangeable into equity or that includes an equity component, then, subject to certain customary exceptions, Castle Creek will be afforded the opportunity to acquire from us for the same price (net of any underwriting discounts or sales commissions) and on the same terms as such securities are proposed to be offered to others, up to the amount of new securities in the aggregate required to enable it to maintain its proportionate common stock equivalent interest in the Company immediately prior to any such issuance of new securities.

The foregoing description of the Castle Creek Letter Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Castle Creek Letter Agreement, the form of which is filed herewith as Exhibit 10.3, and is incorporated herein by reference.

Registration Rights Agreement

In connection with the closing of the Private Placement, we entered into a registration rights agreement with the Selling Securityholders (the “Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, we agreed to, among other things, file a resale registration statement no later than the second anniversary of the closing date of the Private Placement to register the resale of the Securities. This registration statement is being filed to satisfy such obligation.

In addition, pursuant to the Registration Rights Agreement, if we intend to file a registration statement covering a primary or secondary offering of any of our common stock, Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock, Warrants or other securities, other than a registration pursuant to a registration statement on Form S-8 or a registration statement on Form S-4 or in connection with any dividend or distribution reinvestment or similar plan, we will promptly give notice to the holders of the Securities of our intention to effect such a registration and will effect the registration under the Securities Act of all registrable securities that the holders request to be included in such registration.

Under the Registration Rights Agreement, all fees and expenses incident to our performance of or compliance with our obligations under the Registration Rights Agreement (excluding any underwriting discounts and selling commissions, stock transfer taxes and fees of counsel or other advisors for the Selling Securityholders) will be borne by us whether or not any registrable securities are sold pursuant to a registration statement.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Registration Rights Agreement, the form of which is filed herewith as Exhibit 10.2, and is incorporated herein by reference.

Directors and Executive Officers

The following Selling Securityholders hold the following positions with the Company and the Bank: (i) R. John McWhorter is the Chief Financial Officer of the Company and Senior Executive Vice President and Chief Financial Officer of the Bank; (ii) Dr. Martin Basaldua is a director of the Company and the Bank; and (iii) David Phelps is a director of the Company and the Bank. Joseph L. Stunja, who is a director of the Company and the Bank, serves as the trustee of The Stunja Family Trust, which is a Selling Securityholder. Tony Scavuzzo, who is a director of the Company and the Bank, is a managing principal of Castle Creek and Castle Creek Capital Partners VIII Co-Investment Fund A, LP, which are Selling Securityholders.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following is a summary description of the rights of our common stock, Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock and Warrants and related provisions of our first amended and restated certificate of formation, as amended (our “certificate of formation”), our first amended and restated bylaws (our “bylaws”), the Certificate of Designation, Preferences and Rights of Series A Convertible Non-Cumulative Preferred Stock of Third Coast Bancshares, Inc., filed with the Texas Secretary of State on September 30, 2022 (the “Series A Certificate of Designation”), the Certificate of Designation, Preferences and Rights of Series B Convertible Perpetual Preferred Stock of Third Coast Bancshares, Inc., filed with the Texas Secretary of State on September 30, 2022 (the “Series B Certificate of Designation”), and the form of warrant agreement with respect to the Warrants (the “Warrant Agreement”). The following description of our common stock, Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock and Warrants is intended as a summary only and is qualified in its entirety by reference to our certificate of formation, our bylaws, the Series A Certificate of Designation, the Series B Certificate of Designation and the Warrant Agreement, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

General

We are incorporated under the laws of the state of Texas. The rights of our shareholders are generally covered by Texas law and our certificate of formation and bylaws. The terms of our capital stock are therefore subject to Texas law, including the Texas Business Organizations Code (the “TBOC”) and the common and constitutional law of Texas.

Our certificate of formation authorizes us to issue up to 54,500,000 shares of capital stock, consisting of 50,000,000 shares of common stock, 3,500,000 shares of Non-Voting Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share. The authorized but unissued shares of our capital stock may be issued from time to time as authorized by our board of directors without the approval of our shareholders, except as otherwise provided by governing law, rule or regulation or as set forth in our certificate of formation from time to time.

Our board of directors is expressly authorized, without shareholder approval, to provide, when it deems advisable or necessary, for the issuance of all or any shares of the preferred stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by our board of directors providing for the establishment of such class or series as may be permitted by the TBOC, including, without limitation, the authority to provide that any such class or series may be: subject to redemption at such time or times, on such conditions and at such price or prices; entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series of capital stock of the Company; entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Company; or convertible into, or exchangeable for, shares of the same or any other class or classes of stock, or of the same or any other series of stock, of the Company at such price or prices or at such rates of exchange and with adjustments, all as may be stated in such resolution or resolutions adopted by our board of directors.

On September 30, 2022, we filed (i) the Series A Certificate of Designation with the Texas Secretary of State to designate 69,400 shares of our authorized and unissued preferred stock as Series A Preferred Stock and (ii) the Series B Certificate of Designation with the Texas Secretary of State to designate 69,400 shares of our authorized and unissued preferred stock as Series B Preferred Stock. As of September 17, 2024, 13,666,794 shares of our common stock were issued and outstanding, 69,400 shares of Series A Preferred Stock were issued and outstanding, no shares of Series B Preferred Stock were issued and outstanding, and no shares of Non-Voting Common Stock were issued and outstanding.

Common Stock

Voting

Each holder of our common stock is entitled to one vote for each share held of record on all matters on which shareholders generally are entitled to vote, except as otherwise required by law. Rights of common stock to vote on certain matters may be subject to the rights and preferences of the holders of any outstanding shares of any preferred stock that we may issue. Our certificate of formation expressly prohibits cumulative voting.

Dividends and Other Distributions

Subject to certain regulatory restrictions and to the rights of any holders of our preferred stock that may be outstanding and any other class or series of stock having a preference as to dividends over the common shares then outstanding, and any other rights of shareholders provided in our certificate of formation, dividends may be paid on the shares of common stock out of assets legally available for dividends, but only at such times and in such amounts as our board of directors shall determine and declare. Subject to applicable law, upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to receive, ratably in proportion to the number of shares held by them, all of our remaining assets available for distribution to our shareholders after payment of creditors and subject to any prior distribution rights related to our preferred stock and any other class or series of stock having a preference over the common shares then outstanding, and any other rights of shareholders provided in our certificate of formation.

Preemptive Rights

Holders of our common stock do not have preemptive or subscription rights to acquire any authorized but unissued shares of our capital stock upon any future issuance of shares.

Liquidation Rights

Subject to applicable law, upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to receive, ratably in proportion to the number of shares held by them, all of our remaining assets available for distribution to our shareholders after payment of creditors and subject to any prior distribution rights related to our preferred stock and any other class or series of stock having a preference over the common shares then outstanding, and any other rights of shareholders provided in our certificate of formation.

Conversion

Holders of our common stock have no conversion rights or other subscription rights.

Other

There are no other redemption or sinking fund provisions that are applicable to our common stock.

Business Combinations under Texas Law

A number of provisions of Texas law, our certificate of formation and our bylaws could have an anti-takeover effect and make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise and the removal of our directors or management. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with our board of directors.

We are subject to the provisions of Title 2, Chapter 21, Subchapter M of the TBOC, which we refer to herein as the Texas Business Combination Law. This law provides that a Texas corporation that qualifies as an “issuing public corporation” (as defined in the Texas Business Combination Law) may not engage in specified types of business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of that person, who is an “affiliated shareholder.” For purposes of this law, an “affiliated shareholder” is a shareholder who is, or was, during the prior three years, the beneficial owner of 20% or more of the corporation’s voting shares. The prohibition on certain transactions with such affiliated shareholders extends for a three-year period from the date such shareholder first becomes an affiliated shareholder. These prohibitions do not apply if:

•

the business combination or the acquisition of shares by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder; or

•

the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder, at a meeting of shareholders called for that purpose, not less than six months after the affiliated shareholder became an affiliated shareholder.

As we currently have more than 100 shareholders, we are considered an “issuing public corporation” for purposes of this law. The Texas Business Combination Law does not apply to the following:

•

the business combination of an issuing public corporation where the corporation’s original certificate of formation or bylaws contain a provision expressly electing not to be governed by the Texas Business Combination Law, or its certificate of formation or bylaws have been amended by the affirmative vote of the holders, other than affiliated shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law and so long as the amendment does not take effect for 18 months following the date of the vote and does not apply to a business combination with an affiliated shareholder who became affiliated on or before the effective date of the amendment;

•

a business combination of an issuing public corporation with an affiliated shareholder that became an affiliated shareholder inadvertently, if the affiliated shareholder divests itself, as soon as possible, of enough shares to no longer be an affiliated shareholder and would not at any time within the three-year period preceding the announcement of the business combination have been an affiliated shareholder but for the inadvertent acquisition;

•

a business combination with an affiliated shareholder who became an affiliated shareholder through a transfer of shares by will or intestacy and continuously was an affiliated shareholder until the announcement date of the business combination; or

•

a business combination of an issuing public corporation with its wholly owned subsidiary, if the subsidiary is a Texas entity and not an affiliate or associate of the affiliated shareholder other than by reason of the affiliated shareholder’s beneficial ownership of voting shares of the issuing public corporation.

Neither our certificate of formation nor our bylaws contain any provision expressly providing that we will not be subject to the Texas Business Combination Law. As a result, the Texas Business Combination Law may prevent a non-negotiated merger or other business combination involving us, even if such a merger or combination would be beneficial to our shareholders.

Certain Certificate of Formation and Bylaw Provisions Potentially Having an Anti-takeover Effect

Our certificate of formation and our bylaws contain certain provisions that may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for our common stock, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of our common stock and the removal of our incumbent board of directors or management. These provisions:

•	empower our board of directors, without shareholder approval, to issue our preferred stock, the terms of which, including voting power, are set by our board of directors;

•	include a classified board of directors, with directors of each class serving a three-year term;

•	eliminate cumulative voting in elections of directors;

•	provide our board of directors with the exclusive right to alter, amend or repeal our bylaws or to adopt new bylaws;

•	require the request of holders of at least 50.0% of the outstanding shares of our capital stock entitled to vote at a meeting to call a special shareholders’ meeting;

•

require any shareholder derivative suit or shareholder claim against an officer or director of breach of fiduciary duty or violation of the TBOC, certificate of formation, or bylaws to be brought in Harris County in the State of Texas, subject to certain exceptions as described below in “—Exclusive Forum”;

•

require shareholders that wish to bring business before annual or special meetings of shareholders, or to nominate candidates for election as directors at annual or special meetings of shareholders, to provide timely advanced notice of their intent in writing; and

•

enable our board of directors to increase, at any annual, regular or special meetings of directors, the number of persons serving as directors and to fill up to two vacancies created as a result of the increase by a majority vote of the directors between two successive annual shareholder meetings.

Our bylaws may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures for advance notice are not followed, or of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and our shareholders.

Classified Board of Directors

Our board of directors is currently composed of eleven directors. Pursuant to our certificate of formation, our board of directors is classified into three classes, Class A, Class B and Class C, with members of each class serving a three-year term. The classification of our board of directors promotes continuity and stability of our business strategies and management; however, it also makes it more difficult for our shareholders to change a majority of our directors given that it will generally take a minimum of two annual elections for this to occur.

Exclusive Forum

Our bylaws will require that, unless we consent in writing to the selection of an alternative forum, any state court located in Harris County in the State of Texas, or a Harris County State Court, shall be the sole and exclusive forum for any shareholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its shareholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the TBOC, our certificate of formation or our bylaws, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, and, if brought outside of Texas, the shareholder bringing the suit will be deemed to have consented to service of process on such shareholder’s counsel, except for, as to each of (i) through (iv) above, any action (A) as to which the Harris County State Court determines that there is an indispensable party not subject to the jurisdiction of the Harris

County State Court (and the indispensable party does not consent to the personal jurisdiction of the Harris County State Court within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Harris County State Court, (C) for which the Harris County State Court does not have subject matter jurisdiction, or (D) arising under the Securities Act, as to which the Harris County State Court and the United States District Court for the Southern District of Texas, Houston Division shall have concurrent jurisdiction.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and the exclusive forum provision of our bylaws will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such an exclusive forum provision as written in connection with claims arising under the Securities Act, and our shareholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the exclusive forum provision of our bylaws. The exclusive forum provision in our bylaws may limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us.

Limitation of Liability and Indemnification of Officers and Directors

Under the TBOC, the certificate of formation of a corporation may provide that a director of the corporation is not liable, or is liable only to the extent provided by the certificate of formation to the corporation or its shareholders for monetary damages for an act or omission by the person in the person’s capacity as a director.

Our certificate of formation provides that our directors are not liable to the Company or our shareholders for monetary damages for an act or omission in their capacity as a director to the fullest extent provided by applicable Texas law. A director may, however, be found liable for:

•	any breach of the director’s duty of loyalty to the Company or our shareholders;

•	acts or omissions not in good faith that constitute a breach of duty of the director to the Company or that involve intentional misconduct or a knowing violation of law;

•	any transaction from which the director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s duties; and

•	acts or omissions for which the liability of the director is expressly provided by an applicable statute.

The TBOC provides that a corporation must indemnify a director for his service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. The TBOC also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Section 8.105 of the TBOC provides that a court may also order indemnification under various circumstances, and officers must be indemnified to the same extent as directors.

Our certificate of formation and bylaws also provide that we will indemnify our directors, officers and delegates (those serving at the request of the Company as a director, officer, or representative of another company) and may indemnify our employees and agents, to the fullest extent permitted by applicable Texas law from any expenses, liabilities or other matters, including the advancement of expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations.

The TBOC permits us to purchase insurance on behalf of existing or former officers, employees, directors or agents against any liability asserted against and incurred by that person in such capacity, or arising out of that person’s status in such capacity. Pursuant to this authority, we maintain such insurance for the officers, employees, directors and agents of the Company and its subsidiaries.

Transfer Agent and Registrar

Continental Stock Transfer & Trust Company serves as our transfer agent and registrar.

Listing and Trading

Our common stock is listed on the Nasdaq Global Select Market under the symbol “TCBX.”

Series A Preferred Stock

Ranking

The Series A Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Company, ranks (i) on a parity with each other class or series of preferred stock established after the issuance date of the Series A Preferred Stock by the Company, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company, and (ii) senior to the common stock and each other class or series of capital stock outstanding or established after the issuance date of the Series A Preferred Stock by the Company, the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company.

Dividend Rights

Holders of the Series A Preferred Stock are entitled to receive with respect to each share of Series A Preferred Stock, when, as and if declared by our board of directors, but only out of funds legally available therefor, non-cumulative dividends on each January 15, April 15, July 15 and October 15, beginning on the first such date following the issuance date of the Series A Preferred Stock by the Company, at a rate per annum equal to 6.75% of the $1,000 liquidation preference of each such share. Our ability to pay dividends on our common stock or any securities ranking junior to the Series A Preferred Stock is limited by the Series A Certificate of Designation for any dividend period if dividends are not declared and paid in full on the Series A Preferred Stock.

Voting; Protective Provisions

Holders of Series A Preferred Stock have no voting rights except as may be required by law; provided, however that the holders of the Series A Preferred Stock, voting as a single class, must approve by a majority of the shares of Series A Preferred Stock at the time outstanding, (i) any amendment, alteration or repeal of any provision of our certificate of formation, including the Series A Certificate of Designation, that would alter or change the preferences, limitations, voting powers, or relative rights of the holders of the Series A Preferred Stock so as to affect them significantly and adversely and (ii) any amendment or alteration of our certificate of formation, including the Series A Certificate of Designation, to authorize, create or increase, or to obligate the Company to authorize, issue or increase, the authorized amount of any securities ranking senior to the Series A Preferred Stock.

Redemption

We may redeem, in whole or in part, the shares of Series A Preferred Stock at the time outstanding at any time, subject to regulatory approval, following the fifth anniversary of the issuance date of the Series A Preferred Stock (the “Optional Redemption Date”); provided, however, that we shall not be permitted to redeem unless the closing price of our common stock is greater than 120% of the conversion price of $22.50 per share (without taking into account any downward adjustment thereto in accordance with the terms of the Series A Certificate of Designation) for any 20 trading days within a period of 30 consecutive trading days. The redemption price for shares of Series A Preferred Stock redeemed pursuant to the preceding sentence shall be equal to $1,000 per share, plus any declared and unpaid dividends thereon, without regard to, or accumulation of, any undeclared dividends, to but excluding the date of redemption. In addition and notwithstanding the above, we may redeem in whole but not in part, the shares of Series A Preferred Stock at the time outstanding at any time if the Series A Preferred Stock ceases to constitute Additional Tier 1 capital for purposes of capital adequacy regulations of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to the Company.

Reorganization, Mergers, Consolidations or Sales of Assets

Upon the consummation of certain mergers, consolidations, sales or reorganizations, each share of Series A Preferred Stock outstanding immediately prior to such event shall become at the effective time of such event the right to receive, at the election of the holder of Series A Preferred Stock, (A) the kind of securities, cash and other property receivable in such event by the holder of the Series A Preferred Stock with respect to that number of shares of common stock into which the shares of Series A Preferred Stock would then be convertible assuming that on the date such option is exercised the applicable regulatory approval has been obtained and remains in effect, or (B) cash payable by the Company or such other person in an amount equal to the liquidation preference of the Series A Preferred Stock, in each case plus, if such event is consummated prior to the Optional Redemption Date, an amount equal to the cumulative cash dividends that would be payable by the Company from the date of the consummation of such event through the Optional Redemption Date as if the dividends on the Series A Preferred Stock were cumulative.

Conversion

Subject to the terms and conditions set forth in the Investment Agreement and the Series A Certificate of Designation, the Series A Preferred Stock is convertible into, (i) shares of common stock, subject to a cap with respect to each Purchaser equal to 9.9% of the total outstanding shares of common stock (or any class of voting securities of the Company) (the “Regulatory Cap”), and once the Regulatory Cap has been reached, (ii) shares of Series B Preferred Stock, and (iii) Non-Voting Common Stock. The Regulatory Cap will be calculated in accordance with the regulations (the “Federal Reserve Regulations”) promulgated by the Federal Reserve and such calculation will include, as applicable, the ownership of any person to whom a holder of Series A Preferred Stock transfers capital stock of the Company and any person to whom such person transfers capital stock of the Company (and so on), in each case, other than transferees in a transfer of the type identified in the Federal Reserve Regulations at 12 C.F.R. § 225.9(a)(3)(ii), or any successor provision thereto (a “Permitted Regulatory Transfer”). The Series A Certificate of Designation also contains an ownership cap, with respect to an initial acquirer of Series A Preferred Stock pursuant to the Investment Agreement, all affiliates thereof, and certain direct and indirect transferees thereof, of one-third of the total equity of the Company calculated in accordance with the Federal Reserve Regulations at 12 C.F.R. § 225.34 (the “Total Equity Limitation”).

Subject to the terms and conditions set forth in the Series A Certificate of Designation, the Regulatory Cap and the Total Equity Limitation, the Series A Preferred Stock is convertible into common stock and Non-Voting

Common Stock at a rate equal to its liquidation preference of $1,000 per share divided by the conversion price of $22.50. The Series A Preferred Stock that is converted into Series B Preferred Stock shall convert at a rate of one share of Series B Preferred Stock for one share of Series A Preferred Stock. The conversion price is subject to adjustment in accordance with the terms of the Series A Certificate of Designation in connection with certain customary events, including, without limitation, certain dividends, distributions, subdivisions, splits, combinations, and tender or exchange offers.

Non-Voting Common Stock

Ranking

The Non-Voting Common Stock, with respect to rights upon liquidation, winding up and dissolution, ranks (i) subordinate and junior in right of payment to all other securities of the Company that, by their respective terms, are senior to the Non-Voting Common Stock or the common stock, and (ii) pari passu with the common stock.

Dividend Rights

The Non-Voting Common Stock ranks pari passu with the common stock with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to issuance, grant or sale of any rights to purchase stock, warrants, securities or other property (collectively, the “Dividends”). Holders of the Non-Voting Common Stock will be entitled to receive as, when, and if declared by our board of directors, Dividends in the same per share amount as paid on the common stock. No Dividends will be payable on the common stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the common stock unless a Dividend identical to that paid on the common stock is payable at the same time on the Non-Voting Common Stock in an amount per share of Non-Voting Common Stock equal to the product of (i) the per share Dividend declared and paid in respect of each share of common stock and (ii) the number of shares of common stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock); provided, however, that if a stock Dividend is declared on common stock payable solely in common stock, the holders of Non-Voting Common Stock will be entitled to a stock Dividend payable solely in shares of Non-Voting Common Stock.

Voting; Protective Provisions

The holders of Non-Voting Common Stock do not have any voting rights, except as may otherwise be permitted for securities that are Nonvoting Securities, as set forth in 12 C.F.R. § 225.2(q)(2), or any successor provision. So long as any shares of Non-Voting Common Stock are issued and outstanding, we will not, without obtaining the approval of the holders of a majority of the issued and outstanding shares of Non-Voting Common Stock alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Non-Voting Common Stock so as to affect them adversely, or take any action that would have the effect of adversely changing any preference or any relative or other right provided for the benefit of the holders of the Non-Voting Common Stock.

Redemption and Repurchase

Except to the extent a liquidation of the Company may be deemed to be a redemption, the Non-Voting Common Stock is not be redeemable at the option of the Company or any holder of Non-Voting Common Stock at any time. However, in the event that we offer to repurchase shares of common stock, we must offer to repurchase shares of the Non-Voting Common Stock pro rata based upon the number of shares of common stock such holders would be entitled to receive if such shares were converted into shares of common stock immediately prior to such repurchase.

Reorganization, Mergers, Consolidations or Sales of Assets

If at any time or from time to time there will be a capital reorganization of the common stock (other than a subdivision, combination, reclassification or exchange of shares otherwise provided for in Section 6 of Article VI, Paragraph D of our certificate of formation) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all the Company’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision will be made so that the holders of the Non-Voting Common Stock will thereafter be entitled to receive upon conversion of the Non-Voting Common Stock, the number of shares of stock or other securities or property of the Company, or of the successor company resulting from such merger or consolidation or sale, to which a holder of that number of shares of common stock deliverable upon conversion of the Non-Voting Common Stock would have been entitled to receive on such capital reorganization, merger, consolidation or sale (without regard to any limitations on conversion of the Non-Voting Common Stock), provided, however, that the Company shall exercise commercially reasonable efforts to provide that such stock, securities, or property shall be in a form and manner that satisfies the regulatory requirements of the holder of the Non-Voting Common Stock, including with respect to the voting rights thereof.

Conversion

Optional Conversion. Subject to the Regulatory Cap and the Total Equity Limitation, a holder of Non-Voting Common Stock shall be permitted to convert, or upon the written request of the Company shall convert, shares of Non-Voting Common Stock into shares of common stock at any time or from time to time; provided that this right to convert will not be available to a transferee of shares of Non-Voting Common Stock with respect to a transfer other than a Permitted Regulatory Transfer. In any such conversion, each share of Non-Voting Common Stock will convert initially into one share of common stock, subject to adjustment as described below.

Automatic Conversion. On the date a holder of Non-Voting Common Stock transfers any shares of Non-Voting Common Stock to a non-affiliate of the holder in a Permitted Regulatory Transfer, each such share of Non-Voting Common Stock will automatically convert into one share of common stock, without any further action on the part of any holder, subject to adjustment as described below.

Adjustment. If we at any time or from time to time (i) effect a division of our common stock into a greater number of shares (by stock split, reclassification or otherwise than by payment of a Dividend in common stock or in any right to acquire the common stock), or (ii) combine or consolidate the outstanding shares of our common stock, by reclassification, reverse stock split or otherwise, into a lesser number of shares of common stock, then the dividend, liquidation, and conversion rights of each share of Non-Voting Common Stock in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In addition, if the common stock is changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a division or combination of shares addressed above), (a) the conversion ratio then in effect will, effective upon such transaction, be adjusted so that each share of the Non-Voting Common Stock will be convertible into, in lieu of the shares of common stock which the holders of the Non-Voting Common Stock would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equal to the product of (I) the number of shares of such other class or classes of stock that a holder of a share of the common stock would be entitled to receive in such transaction and (II) the number of shares of the common stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock) immediately before that transaction and (b) the Dividend and liquidation distribution rights with respect to such share of Non-Voting Common Stock will, concurrently with the effectiveness of such transaction, be adjusted so that each share of Non-Voting Common Stock will be entitled to receive a Dividend and liquidation distribution right, in lieu of with respect to the number of shares of common stock which the holders of the Non-Voting Common Stock would otherwise have been entitled to receive, with respect to a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of common stock would be entitled to receive in such transaction and (ii) the number of shares of common stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock) immediately before that transaction.

Term

The Non-Voting Common Stock shall have perpetual term unless converted in accordance with Article VI, Paragraph D, Section 5 of our certificate of formation.

Series B Preferred Stock

Ranking

The Series B Preferred Stock, with respect to rights upon liquidation, winding up and dissolution, ranks (i) subordinate and junior in right of payment to all other securities of the Company which, by their respective terms, are senior to the Series B Preferred Stock or our common stock, and (ii) pari passu with our common stock pro rata on an as-converted basis.

Dividend Rights

The Series B Preferred Stock ranks pari passu with our common stock with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to issuance, grant or sale of any rights to purchase stock, warrants, securities or other property on a pro rata basis with our common stock determined on an as-converted basis assuming all shares of Series B Preferred Stock had been converted pursuant to the terms of the Series B Certificate of Designation as of immediately prior to the record date of the applicable dividend or distribution.

Voting; Protective Provisions

The holders of Series B Preferred Stock do not have any voting rights, except as may be permitted for securities that are Nonvoting Securities, as set forth in 12 C.F.R. § 225.2(q)(2), or any successor provision. So long as any shares of Series B Preferred Stock are issued and outstanding, we will not, without obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding shares of Series B Preferred Stock, alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of Series B Preferred Stock so as to affect them adversely, or take any action that would have the effect of adversely changing any preference or any relative or other right provided for the benefit of the holders.

Redemption

Except to the extent a liquidation may be deemed to be a redemption, the Series B Preferred Stock is not redeemable by either the Company or by the holder.

Reorganization, Mergers, Consolidations or Sales of Assets

If at any time or from time to time there will be a capital reorganization of the common stock (other than a subdivision, combination, reclassification or exchange of shares otherwise provided for in Section 6 of the Series B Certificate of Designation) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all the Company’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision will be made so that the holders of the Series B Preferred Stock will thereafter be entitled to receive upon conversion of the Series B Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor company resulting from such merger or consolidation or sale, to which a holder of that number of shares of common stock deliverable upon conversion of the Series B Preferred Stock would have been entitled to receive on such capital reorganization, merger, consolidation or sale (without regard to any limitations on conversion of the Series B Preferred Stock).

Conversion

Subject to the terms and conditions set forth in the Series B Certificate of Designation, the Regulatory Cap and the Total Equity Limitation, each share of Series B Preferred Stock will automatically convert into 44.44 shares of common stock on the date a holder transfers any shares of Series B Preferred Stock to a non-affiliate of the holder in a Permitted Regulatory Transfer, or may be converted by the holder, or shall be converted upon the written request of the Company, into 44.44 shares of common stock at any time or from time to time. The conversion rate is subject to adjustment in accordance with the terms of the Series B Certificate of Designation in connection with certain customary events, including, without limitation, certain combinations, divisions, reclassifications, exchanges or substitutions of the common stock.

Term

The Series B Preferred Stock shall have perpetual term unless converted in accordance with Section 5 of the Series B Certificate of Designation.

Warrants

In connection with the Private Placement, we issued Warrants to purchase an aggregate of 175,000 shares of our common stock at an exercise price equal to $22.50 per share to certain of the Selling Securityholders. The Warrants are exercisable at any time after September 30, 2022 and expire at 11:59 p.m., New York City time, on September 30, 2029. Exercise of the Warrants for common stock is subject to the Regulatory Cap and the Total Equity Limitation. If a warrant holder proposes to exercise a Warrant and the Regulatory Cap has been reached, some or all of any shares in excess of such amount, at the election of the warrant holder, shall be (i) issued as either Series B Preferred Stock or Non-Voting Common Stock, or (ii) provided for future issuance under the terms of the Warrant Agreement, as amended, with the exercise of the Warrant remaining subject to the Regulatory Cap. The exercise price and the number of shares of common stock for which the Warrant is exercisable are subject to adjustment from time to time upon the occurrence of certain customary events, including, without limitation, certain dividends, distributions, stock splits, subdivisions, reclassifications, combinations and repurchases in accordance with the terms of the Warrant Agreement.

PLAN OF DISTRIBUTION

We are registering the Securities to permit the sale, transfer or other disposition of the Securities by the Selling Securityholders or their donees, pledgees, distributees, transferees or other successors-in-interest from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Securityholders of the Securities. We will, however, to the extent the Warrants are exercised for cash, receive proceeds from such exercises; to the extent we receive such proceeds, they are expected to be used for general corporate purposes or we may contribute a portion of the proceeds to the Bank. We will bear the fees and expenses incurred by us in connection with our obligation to register the Securities. If the Securities are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts, selling commissions or stock transfer taxes, as applicable.

The Securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prices related to prevailing market prices, or at negotiated prices, or, in the case of sales of our common stock, at market prices prevailing at the time of sale. While there is no established public trading market for the Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock or Warrants, we believe the actual offering price in sales of the Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock or Warrants by the Selling Securityholders will be derived from the prevailing market price of our common stock at the time of any such sale. These prices, as well as the timing, manner and size of each sale, will be determined by the Selling Securityholders or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of methods, including the following:

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in a block trade in which a broker-dealer will attempt to sell a block of Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through the settlement of short sales, in each case subject to compliance with the Securities Act and other applicable securities laws;

•

purchases by underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the securities for whom they may act as agent;

•

the pledge of Securities for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of Securities, and in the case of any collateral call or default on such loan or obligation, pledges or sales of Securities by such pledgee or secured parties;

•

through distribution by a Selling Securityholder or its successor in interest to its members, general or limited partners or shareholders (or their respective members, general or limited partners or shareholders) or creditors;

•	an exchange distribution in accordance with the rules of the applicable exchange, if any;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;

•	directly to one or more purchasers; or

•	in any combination of the above or by any other legally available means.

The Selling Securityholders may enter into sale, forward and derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those sale, forward sale or derivative transactions, the third parties may sell Securities covered by this prospectus, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in the Securities. The third parties also may use securities received under those sale, forward sale or derivative arrangements or securities pledged by the Selling Securityholders or borrowed from Selling Securityholders or others to settle such third-party sales or to close out any related open borrowings of securities.

The Selling Securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Securities or short and deliver the Securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers which require the delivery of Securities to the broker-dealer. The broker-dealer may then resell or otherwise transfer such Securities pursuant to this prospectus. The Selling Securityholders also may loan or pledge Securities, and the borrower or pledgee may sell or otherwise transfer the Securities so loaned or pledged pursuant to this prospectus. The Selling Securityholders also may transfer, donate and pledge Securities, in which case the transferees, donees, pledgees or other successors in interest may be deemed Selling Securityholders for purposes of this transaction.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any underwriter, broker-dealer or agent regarding the sale by the Selling Securityholders of the Securities. The Selling Securityholders may decide to sell all or a portion of the Securities offered by it pursuant to this prospectus or may decide not to sell any Securities under this prospectus. In addition, the Selling Securityholders may sell, transfer or devise the Securities by other means not described in this prospectus. Any Securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act (“Rule 144”) may be sold pursuant to Rule 144 rather than pursuant to this prospectus.

Underwriters, broker-dealers (including Selling Securityholders who are registered broker-dealers) or agents participating in the distribution of the Securities are deemed to be “underwriters” within the meaning of the Securities Act. Selling Securityholders, including those who are affiliates of registered broker-dealers, may be deemed to be underwriters within the meaning of the Securities Act. Profits on the sale of Securities by Selling Securityholders, and any commission received by any other underwriter, broker-dealer or agent, may be deemed to be underwriting commissions under the Securities Act.

Selling Securityholders that are deemed to be underwriters are subject to statutory liabilities, including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The Selling Securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the Selling Securityholders and any other relevant person of any of the Securities. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of Securities to engage in market-making activities with respect to the Securities being distributed. All of the above may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

To the extent required, the Securities to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, any specific plan of distribution, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

Pursuant to the Registration Rights Agreement, we have agreed to indemnify in certain circumstances the Selling Securityholders against certain liabilities under the Securities Act. The Selling Securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The Selling Securityholders may indemnify any underwriter that participates in transactions involving the sale of Securities against certain liabilities, including liabilities arising under the Securities Act.

The Non-Voting Common Stock, Series A Preferred Stock, Series B Preferred Stock and Warrants are not listed on any exchange, and we do not intend to list the Non-Voting Common Stock, Series A Preferred Stock, Series B Preferred Stock or Warrants on any exchange. Our common stock is listed on the Nasdaq Global Select Market under the symbol “TCBX.” On September 24, 2024, the closing price of our common stock on the Nasdaq Global Select Market was $26.11.

LEGAL MATTERS

The validity of the Securities offered in this prospectus will be passed upon for us by Norton Rose Fulbright US LLP.

EXPERTS

The audited consolidated financial statements of Third Coast as of December 31, 2023 and 2022, and for each of the years in the three year period ended December 31, 2023 included elsewhere in this prospectus have been included in reliance upon the report of Whitley Penn LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

69,400 Shares of Series A Convertible Non-Cumulative Preferred Stock

Warrants to Purchase up to 175,000 Shares of Common Stock (or up to 3,937 Shares of Series B Convertible Perpetual Preferred Stock or up to 175,000 Shares of Non-Voting Common Stock)

Up to 3,259,445 Shares of Common Stock Issuable Upon Conversion of Shares of Series A Convertible Non-Cumulative Preferred Stock, Series B Convertible Perpetual Preferred Stock, or Non-Voting Common Stock or Upon Exercise of Warrants

Up to 3,259,445 Shares of Non-Voting Common Stock Issuable Upon Conversion of Shares of Series A Convertible Non-Cumulative Preferred Stock or Upon Exercise of Warrants

Up to 69,400 Shares of Series B Convertible Perpetual Preferred Stock Issuable Upon Conversion of Shares of Series A Convertible Non-Cumulative Preferred Stock or Upon Exercise of Warrants

Prospectus

    , 2024

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of these securities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The fees and expenses, other than underwriting discounts and commission, payable by us in connection with the resale of the securities in this offering are as follows:

SEC registration fee	$13,345
Accounting fees and expenses*	20,000
Legal fees and expenses*	50,000
Printing expenses*	15,000
Miscellaneous fees and expenses*	10,000
Total*	$108,345

*	Estimated solely for this item. Actual expenses may vary.

Item 15.	Indemnification of Directors and Officers

The Texas Business Organizations Code (the “TBOC”) permits a corporation to indemnify a director who was, is or is threatened to be a named defendant or respondent in a proceeding as a result of the performance of his duties if such person acted in good faith and, in the case of conduct in the person’s official capacity as a director, in a manner he reasonably believed to be in the best interests of the corporation and, in all other cases, that the person’s conduct was not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, that such person had no reasonable cause to believe his conduct was unlawful. The TBOC further permits a corporation to eliminate in its charter all monetary liability of the corporation’s directors to the corporation or its shareholders for conduct in performance of such director’s duties. The Company’s first amended and restated certificate of formation, as amended, provides that its directors are not liable to the Company or its shareholders for monetary damages for an act or omission in their capacity as a director, except that there will be no limitation of liability to the extent the director has been found liable under applicable law for: (i) breach of the director’s duty of loyalty owed to the Company or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or (iv) an act or omission for which the liability of the director is expressly provided for by an applicable statute.

Sections 8.101 and 8.103 of the TBOC provide that a corporation may indemnify a person who was, is or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director only if a determination is made that such indemnification is permissible under the TBOC: (i) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (ii) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (iii) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (i) or (ii); (iv) by the shareholders in a vote that excludes the shares held by directors who are not disinterested and independent; or (v) by a unanimous vote of the shareholders.

Section 8.104 of the TBOC provides that the corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director who was, is or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under Section 8.101 and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 also provides that reasonable expenses incurred by a former director or officer, or a present or former employee or agent of the corporation, who was, is or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.

Section 8.105 of the TBOC provides that a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee or agent of the corporation as provided by: (i) the corporation’s governing documents; (ii) an action by the corporation’s governing authority; (iii) resolution by the shareholders; (iv) contract; or (v) common law. As consistent with Section 8.105, a corporation may indemnify and advance expenses to persons who are not directors to the same extent that a corporation may indemnify and advance expenses to directors.

Further, the Company’s first amended and restated certificate of formation, as amended, and first amended and restated bylaws provide that the Company must indemnify its directors and officers to the fullest extent authorized by law. The Company is also expressly required to advance certain expenses to its directors and officers. The Company may also purchase insurance on behalf of an existing or former officer, employee, director or agent against any liability asserted against and incurred by that person in such capacity, or arising out of that person’s status in such capacity. The Company believes that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

The Company has entered into indemnification agreements with each of its directors and certain of its officers. The indemnification agreements provide, among other things, for indemnification to the fullest extent permitted by law, including but not limited to, indemnification against expenses, judgements, fines and amounts paid in settlement actually and reasonably incurred by the officer or director in connection with a proceeding in which the officer or director is involved by reason of his or her relation to the Company. The indemnification agreements provide for the advancement or payment of expenses to the indemnitee except where such indemnification is prohibited by applicable law, subject to reimbursement to the Company in certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company under any of the foregoing provisions, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, the Company’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).

Reference is made to Item 17 below for the Company’s undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 16.	Exhibits

Exhibit Number	Description

4.1	First Amended and Restated Certificate of Formation of Third Coast Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form S-1 filed with the SEC on October 15, 2021).

4.2	First Amended and Restated Bylaws of Third Coast Bancshares, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Form S-1 filed with the SEC on October 15, 2021).

4.3	Certificate of Designation, Preferences and Rights of Series A Convertible Non-Cumulative Preferred Stock of Third Coast Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 6, 2022).

4.4	Certificate of Designation, Preferences and Rights of Series B Convertible Perpetual Preferred Stock of Third Coast Bancshares, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 6, 2022).

4.5	Certificate of Amendment to Certificate of Formation of Third Coast Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 26, 2023).

4.6	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Form S-1 filed with the SEC on October 15, 2021).

4.7	Form of Warrant Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 6, 2022).

5.1*	Opinion of Norton Rose Fulbright US LLP

10.1	Form of Investment Agreement, dated September 8, 2022, by and among Third Coast Bancshares, Inc. and the several purchasers thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2022).#

10.2	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2022).

10.3	Form of Letter Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2022).

10.4	Form of Letter Agreement, dated September 30, 2022, by and among Third Coast Bancshares, Inc. and the several purchasers thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 6, 2022).

23.1*	Consent of Norton Rose Fulbright US LLP (contained in Exhibit 5.1)

23.2*	Consent of Whitley Penn LLP

24.1*	Power of Attorney (included on signature pages)

107*	Calculation of Filing Fee Table

*	Filed herewith.
#

Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the SEC upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that subparagraphs (1)(i), (1)(ii), and (1)(iii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus related, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(7)	That:

(i)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Humble, State of Texas, on September 25, 2024.

THIRD COAST BANCSHARES, INC.

By:	/s/ Bart O. Caraway
Name:	Bart O. Caraway
Title:	Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Third Coast Bancshares, Inc. hereby constitutes and appoints Bart O. Caraway and R. John McWhorter, and each of them individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and file any or all amendments (including, without limitation, post-effective amendments) to this registration statement and any and all registration statements pursuant to Rule 462(b) of the Securities Act of 1933, with any and all exhibits thereto, and all other documents required to be filed therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto each such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself or herself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Bart O. Caraway Bart O. Caraway	Chairman, President and Chief Executive Officer (Principal Executive Officer)	September 25, 2024

/s/ R. John McWhorter R. John McWhorter	Chief Financial Officer (Principal Financial and Accounting Officer)	September 25, 2024

/s/ Carolyn Bailey Carolyn Bailey	Director	September 25, 2024

/s/ Martin Basaldua Martin Basaldua	Director	September 25, 2024

/s/ Dennis Bonnen Dennis Bonnen	Director	September 25, 2024

/s/ W. Donald Brunson W. Donald Brunson	Director	September 25, 2024

/s/ Troy A. Glander Troy A. Glander	Director	September 25, 2024

/s/ Shelton J. McDonald Shelton J. McDonald	Director	September 25, 2024

/s/ David Phelps David Phelps	Director	September 25, 2024

/s/ Tony Scavuzzo Tony Scavuzzo	Director	September 25, 2024

/s/ Joseph L. Stunja Joseph L. Stunja	Director	September 25, 2024

/s/ Reagan Swinbank Reagan Swinbank	Director	September 25, 2024